Exhibit 4.3

FORUM ENERGY CORPORATION
Suite 1400
700 Second Street S.W.
Calgary, Alberta
T2P 4V5
CANADA

Tel: (403) 290 1676
Fax: (403) 398 1382

www.forumenergy.com
lyouell@forumenergy.com

November 23, 2003

Mr. Larry W. Youell
3118 Capistrano Drive
Kelowna
BC V1V 2A2
Canada

Re:     Consulting Services Contract

          This letter will confirm our agreement pursuant to which Forum Energy Corporation (hereafter called FEC) agrees to retain Larry W. Youell on a consulting basis in accordance with the following terms and conditions:

Effective Date

The effective date of this Agreement shall be 02 December 2003

Services

You shall assist FEC in the conduct of its business and provide strategic and management advice to FEC.

Payment

In consideration of the services you have agreed to render, FEC will pay to you a monthly consulting fee to be mutually agreed to, during the term of your consulting agreement.  Such compensation shall include, but not be limited to, consulting fees and related expenses incurred by you with respect to the services performed above.  The initial agreement is for $0.00 per month.

Confidentiality

Unless otherwise agreed to by FEC in writing, you will keep confidential all information obtained as a result of the consulting services performed by you as set out in this letter; provided, however, the foregoing shall not apply as to any such information which is now generally known in the industry or which later becomes generally known in that industry from sources other than yourself.

Independent Contractor

No provision herein contained shall be construed so as to constitute you as the agent, servant or employee of FEC.  The parties hereto agree that you at all times are an independent contractor and responsible as such.

78

Term

This contract shall continue in effect from 01 December 2003 until 26 April 2008 or should it be earlier, the date upon which the last of the 1,250,000 options granted on 26 April 2003 are exercised.

If the foregoing correctly sets forth your understanding of our discussions and agreement, please so indicate by signing the enclosed copy of this letter in the place provided below and return it to us, thereby creating a binding agreement between ourselves.

Yours very truly,

Forum Energy Corporation

Date

B. Stansfield

Date

D. Thompson

ACCEPTED AND AGREED

Date

Larry W. Youell

79